INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, IS OMITTED AND IS NOTED WITH **. A COPY OF THIS AGREEMENT, INCLUDING ALL INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 10.1

BROKER AGREEMENT FOR

CONSUMER DISCLOSURE SERVICE

THIS AGREEMENT, made this 1st day of January 2012 (“Effective Date”), by and between EQUIFAX INFORMATION SERVICES LLC, a Georgia limited liability company with its principal place of business at 1550 Peachtree Street, N.W., Atlanta, Georgia, 30309 (“Equifax”), and Intersections Inc. a corporation with its principal place of business at 3901 Stonecroft Boulevard, Chantilly, Virginia 20151 (“Broker”).

WHEREAS, Broker has the computer capability to create List & Stack Reports and to provide Single Bureau Reports and List & Stack Reports directly to the individual consumers who are the subject of the report information; and

WHEREAS, Equifax publishes and distributes individual consumer credit report information known as “Equifax Credit Information”; and

WHEREAS, Broker desires, and Equifax agrees, to allow Broker to make Equifax Credit Information available to the individual consumers who are the subject of the Equifax Credit Information, subject to the terms of this Agreement; and

WHEREAS, Broker and Equifax enter into this Agreement in order to provide for the foregoing, in accordance with the terms and subject to the conditions contained in this Agreement:

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Agreement, the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement, the following terms have the meanings set forth below:

A.	“Affiliate” of any Party shall mean any other legal entity directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such specified Party. “Control” means a legal entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of another legal entity, whether through the ownership of voting securities, by contract or otherwise.

B.	“Alert” means a Credit Information Update report delivered by Broker as part of its Alert Product.

C.	“Alert Product” means a product offered by Broker, in which a Consumer enrolled in the product is notified on a monthly, weekly or daily basis of changes to his or her credit file.

D.	“Consumer” means an individual who resides in the United States and orders a Product from Broker (including persons with an APO or FPO or other individuals temporarily residing outside the United States but having a mailing address in the United States).

E.	“Consumer Subject” means the Consumer who is the subject of the Credit Information.

F.	“Consumer Information” means any information or data about a Consumer provided by the Consumer to Broker, and then by Broker to Equifax, in connection with a Transaction. Notwithstanding the foregoing, Consumer Information does not include information regarding the Consumer already in the possession of Equifax prior to such Transaction.

G.	“Credit Information” and “Equifax Credit Information” means (i) raw, unformatted data relating to the credit history of Consumers in the United States, as prepared and distributed by Equifax, and (ii) Credit Information Updates.

H.	“Credit Information Updates” means either:

i. Daily. The output of a batch processing service in which Equifax monitors an enrolled Consumer’s Equifax credit file on a daily basis and notifies Broker regarding specific changes to such Consumer’s Equifax credit file. The data elements to be monitored are (i) delinquencies; (ii) new inquiries (since previous report); (iii) active/inactive status changes; (iv) new accounts opened; (v) changes of address; and (vi) new public records and public record changes. The Parties may modify or increase the number of data elements that are scanned for upon mutual agreement.

ii. Quarterly. The CMS monthly batch process that returns the full file fixed formatted credit file and may also return such data attributes as agreed between the Parties. The CMS Quarterly Credit Information Updates may be used solely for the purpose of creating Alerts on a quarterly basis for the consumer (i.e., comparing the consumer’s current CMS Quarterly Credit Information Update to the prior CMS Quarterly Credit Information Update) or to perform credit scoring. The credit score can only be applied to the current month’s data and not to the previous month’s compare data. The CMS Quarterly Credit Information Updates will be provided and processed monthly based on the month that the consumer began receiving the CMS Quarterly Credit Information Update; provided however, that Broker must not submit any individual consumer’s name for a CMS Quarterly Credit Information Update any more frequently than quarterly (except for error resolution); provided further, such individual consumer’s name may be submitted to request other information (e.g. a full credit report) on a more frequent basis. The Credit Information provided through the CMS Quarterly Credit Information Updates may not be used to provide a full credit file, including a Single Bureau Report or List & Stack report, to the consumer or for any other purpose. Notwithstanding the above, the parties agree that Broker shall continue to receive Credit Information Updates on a monthly basis for those consumers identified by program in Schedule G, Monthly Batch List.

I.	“Equifax Marks” means any and all existing or future trademarks, trade names or service marks owned or used by Equifax or any of its Affiliates.

J.	“FCRA” means the Fair Credit Reporting Act, 15 U.S.C. 1681 et seq., as amended.

K.	“List & Stack Report” means a consumer report composed by providing the information contained in the separate credit reports from two or more of the three national consumer reporting agencies into a single report, commonly known as either (i) a dual bureau or 2-in1 report or (ii) a tri-bureau or 3-in-1 report; provided, however, that the information from each consumer reporting agency cannot be reformatted, commingled or translated so that the source is no longer distinct. All information on a List & Stack Report must designate sources of the information.

L.	“Party” means either Equifax or Broker.

M.	“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental authority.

N.	“Product” means a Single Bureau Report, List & Stack Report, or Alert, and/or credit scoring for the Consumer based solely on raw, unformatted data relating to the credit history of the Consumer in the United States, as prepared and distributed by Equifax.

O.	“Single Bureau Report” means a consumer report composed solely of the information contained in the Consumer’s Equifax credit report.

P.	“Transaction” means (i) in the context of a Single Bureau Report or a List & Stack Report, an inquiry for Equifax Credit Information regarding a single Consumer transmitted by Broker to Equifax and the resulting transmission of Equifax Credit Information from Equifax to Broker; and (ii) in the context of the Alert Product, each transmission of a Credit Information Update regarding a single Consumer from Equifax to Broker.

2.	PROVISION OF EQUIFAX CREDIT INFORMATION.

2.1 Scope of Agreement.

(A)	Supply of Credit Information. Equifax will provide its Credit Information, as requested and as available, to Broker, subject to the terms and conditions of this Agreement.

(B)	Products. Broker will market and sell the Products during the term of this Agreement. The Products provided by Broker will be identified as products of Broker.

(C)	Grant of License – Single Bureau and List & Stack Reports. Subject to the terms and conditions of this Agreement, on a nonexclusive basis, Equifax licenses Broker to use the Credit Information (excluding, for this purpose, Credit Information Updates) provided by Equifax to Broker in a single Transaction to produce and deliver a Single Bureau Report or a List & Stack Report directly and exclusively to the Consumer Subject, and to produce and deliver a credit score directly and exclusively to the Consumer Subject, and for no other use. List & Stack Reports may be delivered via the Internet (subject to Section 2.3(G), postal mail or by any other method that is mutually agreed upon by the Parties. For purposes of clarity, the foregoing license does not include delivery of consumer reports or Credit Information to any corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other business, entity or governmental authority. In addition, Equifax licenses Broker to use the CMS Quarterly Credit Information Update to provide credit scoring for the Consumer as outlined in Section 1(H)(ii).

i.	Except as noted herein, Broker agrees that it will only offer CMS Quarterly Credit Information Updates and scores as part of a suite of products and not as the sole primary product. The suite of products will include at a minimum both a daily Credit Information Update and a Single Bureau Report using Equifax Credit Information. These requirements shall not apply to the monthly Credit Information Updates for the consumers referred to in Schedule G or to the existing Capital One legacy consumers receiving such updates as of the Effective Date.

ii.	Broker further agrees that it will not include the CMS Quarterly Credit Information Update as a complimentary feature by itself or imbedded with other products. By way of illustration only and not as a limitation of this Section, Broker will not distribute the CMS Quarterly Credit Information Update to the constituents of a financial institution as part of a free promotion or other free benefit.

(D)	Grant of License – Alert Services. Subject to the terms and conditions of this Agreement, on a nonexclusive basis, Equifax licenses Broker to use the Credit Information Update provided by Equifax regarding a Consumer in a single Transaction to produce and deliver an Alert directly and exclusively to that Consumer Subject, and for no other use. Alerts may be delivered via the Internet (subject to Section 2.3(G)), postal mail or by any other method that is mutually agreed upon by the Parties.

(E)	Exclusivity. Authentication. Broker agrees that it shall use Equifax’s eIDverifier™ Authentication Service as its exclusive online authentication for all websites owned or operated by Broker and/or its Affiliates that provide the Products. The terms and conditions governing eIDverifier Authentication Service are set forth in the Services Agreement between Equifax and Broker dated December 21, 2000, and attached hereto as Schedule H.

2.2 Limitations on Use of Credit Information.

(A) Consumer Authorization. Broker certifies that it will order Credit Information from Equifax only when Broker is duly authorized by the Consumer Subject and Broker intends to use the Credit Information in accordance with the FCRA and all state law FCRA counterparts. Except as provided in Section 2.3(J), in no event will Broker disclose the Credit Information to any third party other than the Consumer Subject. Broker will hold all Credit Information (including the Alerts, List & Stack Reports and Single Bureau Reports compiled or derived therefrom) licensed under this Agreement in strict confidence and will not reproduce, reveal or make it accessible in whole or in part, in any manner whatsoever, to any Person other than the Consumer Subject, except to employees and as provided in Section 2.3(J), unless required by law, or unless Broker first obtains Equifax’s written consent. Broker may not use the Credit Information for any purpose other than as expressly set forth in Section 2.1(C).

(B) Product Limitations. Broker will not create any product or service other than a Single Bureau Report, a List & Stack Report or an Alert, or credit scoring for the Consumer based solely on raw, unformatted data relating to the credit history of the Consumer in the United States, as prepared and distributed by Equifax, from any Credit Information provided hereunder. Broker will, in compiling and delivering the Single Bureau Reports, List & Stack Reports and Alerts, transmit the underlying Credit Information accurately and in its entirety (except to the extent the Credit Information is suppressed for security purposes or as may be otherwise required by this Agreement). Broker will include the date the information was last checked or revised by Equifax and the full name and mailing address of the Equifax office identified by Equifax as providing the Equifax Credit Information. Broker will not merge or combine Equifax Credit Information with information from any other source.

(C) No Storage. Pursuant to the following terms and the provisions in Schedule C, Broker may maintain, copy, capture or otherwise retain the raw files from Equifax of the Equifax Credit Information for thirty (30) days after the expiration of the usage period, but in no event for longer than one-hundred twenty days (the “Storage Period”):

•	Broker will only use the Equifax Credit Information for the purposes expressly permitted in this Agreement.

•	Equifax retains the right to review and approve the final technical implementation for Broker’s access to Equifax Credit Information.

•	Broker must logically segregate the Equifax data from other CRA information.

•	Broker must have a formal process for expunging Equifax data from its systems after the Storage Period.

After the expiration of the Storage Period, Broker will not maintain, copy, capture or otherwise retain in any manner any Equifax Credit Information; except that Broker may capture and retain the name and address of the Consumer Subjects and the date and time of inquiries solely for the purpose of (a) audit trail; (b) calculation of the amount of usage of Equifax Credit Information and provision of specifics relating to such usage to Consumer Subjects; and (c) any legal or regulatory requirement.

2.3 Broker Obligations and Equifax Rights.

(A) Equifax’s Audit Rights. Equifax may at its expense, from time to time, conduct various audits of Broker’s practices and procedures to confirm Broker’s compliance with this Agreement, including the use of pre-approved statements in advertising as listed in Schedule E; provided that any such review of promotion and marketing statements may not occur more than once per quarter unless Equifax has reason to believe that Broker is not in compliance with this Agreement. Broker will reasonably cooperate in all those audits. Equifax may conduct on-site audits of Broker’s facilities during normal business hours, and upon reasonable notice and agreed upon schedule. In addition, Equifax may conduct audits by mail that may require Broker to provide documentation regarding the use of particular Credit Information ordered by Equifax and the authentication and authorization of the underlying Consumers. Any audit hereunder shall not disrupt the normal business operations of Broker.

(B) No Unauthorized Representations. Broker will make no representations or warranties on behalf of Equifax or relating to the Credit Information except as authorized in writing by Equifax. A sample of Broker’s current terms and conditions of use applicable to the Products are attached hereto as Schedule A. Broker will not modify such terms and conditions in a manner intended to diminish or otherwise adversely affect any exculpatory provisions therein that currently inure to the benefit of Equifax.

(C) Submission of Inquiries; Facilities. Broker will request the Credit Information from Equifax by electronic means or other means as may be agreed to from time to time by Equifax and Broker. Each request will contain sufficient identifying information concerning the Consumer about whom the information is requested to enable Equifax to provide the Credit Information, and will identify in the manner specified by Equifax, the fact that the request is being made by Broker. Broker will be responsible for obtaining and maintaining at its expense all hardware, software and telecommunications facilities necessary to order, access and receive the Credit Information (either directly or through a Service Provider subject to Section 2.3[J]). Equifax will provide reasonable consultation to Broker to assist in defining those hardware and software needs.

(D) Consumer Authentication. Broker will verify that each Consumer who receives a Product from Broker is the subject of the Credit Information contained in such Product, in accordance with the authentication procedures set forth in Schedule B (Broker authentication procedures). Equifax may also verify that each Consumer for whom Credit Information is requested is the subject of the Credit Information requested by Broker. Broker acknowledges and agrees that an additional verification process will be provided by Equifax in the event Equifax receives a flag (indicating a possible match) from a fraud detection database.

(E) Consumer Handling. Broker will refer all Consumers who have questions or disputes about Equifax’s Credit Information contained in Broker’s Products to the telephone number, website linked directly into the Equifax dispute webpage, and/or address for Equifax’s consumer assistance center (as provided to Broker from time to time by Equifax), and not to Equifax’s telephone number for complimentary credit reports or any other address and/or telephone number. In no case will Broker attempt to, or hold itself out to the Consumer or to the public as being able to, handle disputes on behalf of Equifax or to reinvestigate Equifax’s Credit Information contained in the Products. Within ten days of the signing of this Agreement, Broker will provide to Equifax in writing an overview of Broker’s procedures for directing questions from consumers to Equifax about the underlying raw data contained in, or any disputes pertaining to the Equifax Credit Information.

(F) Broker’s Compliance with Laws. Broker will perform its obligations and exercise its rights hereunder in a manner intended to comply with all federal, state and local laws, ordinances, regulations and administrative orders applicable to the purchase, transmission, possession, use, sale, storage and disclosure of Credit Information (including the Products compiled therefrom), including but not limited to, the FCRA and Gramm-Leach-Bliley Act.

(G) Security Requirements. Broker shall comply with the data security policy attached hereto as Schedule C. Broker shall make a reasonable and good faith effort to agree with such other data security policies as Equifax may from time to time make known to Broker in advance and in writing. To the extent Broker does not agree to comply any policy additional to Schedule C, Broker will notify Equifax within five (5) business days of receipt of the additional policy, and the parties will thereafter discuss in good faith an alternative solution and/or resolution to satisfying the additional policy. If the parties do not mutually agree to an alternative solution or resolution, and Broker does not agree to comply with the additional policy, then Equifax may terminate this Agreement upon thirty (30) days prior written notice. For avoidance of doubt, Broker understands and agrees that its compliance with this Agreement and the Security Policy for External Parties will not relieve Broker of the obligation to observe any other or further contractual, legal, or regulatory requirements, rules or terms applicable to the security of the Equifax Information.

(H) Unauthorized Access. Broker will establish strict procedures so that Broker’s employees or agents do not access Equifax Credit Information except as set forth in Section 2.2(A) above.

(I) Territory. Broker may access, use and store Equifax Credit Information only at or from locations within the territorial boundaries of the United States, United States territories and Canada (the “Permitted Territory”). Except for those locations provided for in Schedule F which have already been approved by Equifax, neither Broker or a Service Provider may access, use or store the Equifax Credit Information at or from, or send it to, any location outside of the Permitted Territory without first obtaining Equifax’s written permission.

(J) Service Providers. Other than the company or companies listed on Schedule F, Broker may not allow a third party service provider (hereafter “Service Provider”) to access, use, or store Equifax Credit Information on Broker’s behalf without first obtaining Equifax’s written permission and without the Service Provider first entering into a Broker Service Provider Information Use and Nondisclosure Agreement with Equifax. In addition, the territorial provisions in Section 2.3(I) above are fully applicable to any Service Provider of Broker that has access to Equifax Credit Information.

(K) Alert Product Subscription Information. Broker will send new customer additions and cancellations a minimum of once per week. Equifax will provide monthly synch/in force files to Broker to compare such lists. Broker will promptly instruct Equifax, through the established cancellation process, to discontinue the provision of Credit Information Updates as to any Consumer whose subscription to Broker’s Alert Product lapses or is cancelled.

2.4 Equifax Obligations.

a.	Supply of Credit Information. Equifax agrees to provide the Credit Information as requested and as available to Broker for the purpose set forth in Section 2.2(A).

b.	Equifax’s Compliance with Laws. Equifax will perform its obligations and exercise its rights hereunder in a manner intended to comply with all federal, state and local laws, ordinances, regulations and administrative orders applicable to the purchase, compilation, transmission, possession, use, sale, storage and disclosure of Credit Information, including but not limited to, the FCRA and the Gramm-Leach-Bliley Act.

2.5 Consumer Information. Broker grants to Equifax a nonexclusive license to: (1) use Consumer Information as required to respond to Broker’s inquiries for Credit Information; (2) disclose the items of Consumer Information to Equifax’s Affiliates for the sole purpose of responding to Broker’s inquiries for Credit Information and assisting Equifax in its performance of its obligations under this Agreement. Equifax will hold all Consumer Information licensed under this Agreement in strict confidence and will not reproduce, reveal or make it accessible in whole or in part, in any manner whatsoever, to any Person, unless required by law, or unless Equifax first obtains Broker’s written consent. Equifax will not, and will not allow its subcontractors (including its Affiliates) to use or disclose Consumer Information in any way other than as expressly permitted under this Agreement.

2.6 Pricing. Broker will pay Equifax according to the subscription price or rate schedule of cash prices now or subsequently established by Equifax for all amounts billed no later than thirty (30) days after the date of receipt of Equifax’s invoice, and will pay any applicable taxes on services rendered to Broker by Equifax. The current prices for Equifax Credit Information are listed in Schedule D to this Agreement. Unless specifically indicated, those prices are exclusive of any regulatory recovery fees or surcharges that Equifax may establish from time to time to recover its costs of compliance with various laws and regulations, which Equifax shall provide a summary of upon request and thirty (30) days prior written notice thereof subject to the effective date of the law or regulation. Interest will accrue at the rate of 1.5% per month on all amounts not timely paid. All fees payable by Broker are exclusive of any sales, use or other tax imposed with respect to the underlying Transaction, and Broker will be responsible for any such sales, use or other tax regardless of whether the tax is currently existing or later enacted. Notwithstanding the foregoing, Broker will not be responsible for taxes imposed on the revenues or income of Equifax.

2.7 Trademarks. Except as contained in Schedule E, Broker may not use any Equifax Marks in connection with advertising, marketing and promoting the Products. All uses of the Equifax Marks not listed in Schedule E must be pre-approved in writing by Equifax, in its sole discretion. Equifax may terminate any prior approval if in its reasonable discretion, Broker’s use of the Equifax Mark tarnishes, blurs or dilutes the quality associated with the Equifax Mark or the associated goodwill and that problem is not cured within ten (10) days of notice. Title to and ownership of the Equifax’s Marks will remain with Equifax. Broker will use the Equifax Marks not listed in Schedule E exactly in the form provided and in conformance with any written trademark usage policies provided by Equifax. Broker will not take any action inconsistent with Equifax’s ownership of the Equifax Marks, and any benefits accruing from use of the Equifax Marks will automatically vest in Equifax. Broker will not form any combination marks with Equifax’s Marks. Notwithstanding anything to the contrary, any approval to use Equifax Marks given pursuant to this Section 2.7 does not include the right to register any domain name that includes any Equifax Mark or a word likely to be confused with an Equifax Mark.

3. PROMOTION AND TRAINING. Except as contained in Section 2.7, or Schedule E, Pre-Approved Marketing Statements, prior to its publication and release, Equifax must review and approve all Broker-created advertising, marketing and promotional material that describes Equifax Credit Information or which refers to the nature or capabilities of Equifax or Equifax Credit Information, or otherwise mentions or refers to Equifax by name. Further, prior to its publication and release, Equifax must review and approve all advertising, marketing and promotional material regarding Equifax Credit Information that Broker proposes to provide to consumers regarding the Products. Equifax will be provided a minimum of fifteen (15) business days in which to review and approve advertising, marketing and promotional material.

4. RIGHT TO CONDUCT TECHNICAL REVIEWS AND AUDITS.

Equifax may conduct technical reviews of Broker’s procedures to analyze how Equifax Credit Information is displayed, re-formatted or re-packaged in the Products. Further, Equifax may conduct reasonable audits of the procedures and practices of Broker in connection with its compliance with its obligations and responsibilities under this Agreement. Further, Equifax may immediately, suspend Broker’s rights of access to, and use of, Equifax Credit Information if Equifax determines that Broker is not in compliance with its obligations in connection with the access and use of Equifax Credit Information under this Agreement. In that event, Equifax will immediately notify Broker of those circumstances.

5. RELEASE AND COVENANT WITH RESPECT TO ACCURACY OF EQUIFAX CREDIT INFORMATION.

Broker recognizes that the accuracy of any information furnished is not guaranteed by Equifax, and Broker releases Equifax and Equifax’s parent, sister, and affiliated companies, and its and their officers, agents, employees and independent contractors from any liability from the inaccuracy of any Equifax Credit Information and from any loss or expense suffered by Broker or Consumer Subjects or others resulting directly or indirectly from the inaccuracy of such Equifax Credit Information. Broker covenants not to sue Equifax, Equifax’s parent, sister, and affiliated companies, and its and their officers, agents, employees and independent contractors solely arising out of the accuracy or inaccuracy, validity or non-validity, of any of the Equifax Credit Information.

6. WARRANTIES; LIMITATIONS OF LIABILITY.

6.1 General Warranties. Each party represents and warrants to the other that: (i) it is organized and existing in good standing under the laws of the jurisdiction of its organization, and has full power and authority and holds all governmental licenses, permits and other approvals necessary to conduct its business substantially as presently conducted; and (ii) The execution and delivery of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary corporate actions; do not require the approval of any third party which has not been obtained; and do not violate the terms of any other contract or instrument in effect with respect to such party.

6.2 Equifax Warranties. Equifax warrants that (a) it, and each of the subcontractors that it uses to provide and perform the services, have the necessary knowledge, skills, experience, qualifications and resources to provide and perform the services in accordance with the Agreement; and (b) such services will be performed in a diligent and workmanlike manner.

6.2 Disclaimer. Equifax makes no representations, warranties or guarantees, express or implied, other than those expressed in this Agreement. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RESPECTING THE EQUIFAX AUTOMATED CREDIT REPORTING SYSTEM (ACROPAC SYSTEM™) OR ANY OTHER MACHINERY, EQUIPMENT, MATERIALS, PROGRAMMING AIDS OR OTHER ITEMS UTILIZED BY BROKER IN CONNECTION WITH OR RELATED TO, OR RESPECTING THE ACCURACY OF ANY EQUIFAX CREDIT INFORMATION FURNISHED BY EQUIFAX TO BROKER OR TO ANY OR CONSUMER SUBJECTS. EQUIFAX DOES NOT GUARANTEE OR WARRANT THE CORRECTNESS, COMPLETENESS, CURRENTNESS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE CREDIT INFORMATION PROVIDED TO BROKER.

NEITHER EQUIFAX, NOR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, CONTRACTORS, LICENSORS, AFFILIATED COMPANIES OR CONTRACTUALLY AFFILIATED CREDIT REPORTING AGENCIES WILL BE LIABLE TO BROKER FOR ANY LOSS OR INJURY ARISING OUT OF, OR CAUSED IN WHOLE OR IN PART BY, THEIR ACTS OR OMISSIONS, EVEN IF NEGLIGENT, IN PROCURING, COMPILING, COLLECTING, INTERPRETING, PROCESSING, REPORTING OR TRANSMITTING ANY CREDIT INFORMATION.

6.3 Limitation of Liability. EXCEPT PURSUANT TO THE INDEMNIFICATION RIGHTS CREATED IN SECTION 7 BELOW OR A PARTY’S CONFIDENTIALITY OBLIGATIONS, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, INCLUDING ANY AND ALL AMENDMENTS TO IT; (I) IN NO CASE WILL EITHER PARTY, OR ANY OF ITS DIRECTORS, OFFICERS, AGENTS, EMPLOYEES, CONTRACTORS, LICENSORS, AFFILIATED COMPANIES OR AFFILIATED CREDIT BUREAUS, BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL, INCIDENTAL, INDIRECT, PUNITIVE, EXEMPLARY OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, LOST REVENUE, LOST OPPORTUNITY OR BUSINESS INTERRUPTION; AND (II) EXCEPT FOR BROKER’S INDEMNIFICATION OBLIGATIONS, EACH PARTY’s LIABILITY TO THE OTHER FOR ALL BREACHES OR OTHER DEFAULTS HEREUNDER IN ANY CONTRACT YEAR SHALL NOT EXCEED THE GROSS FEES PAYABLE BY BROKER TO EQUIFAX DURING THAT CONTRACT YEAR.

7. INDEMNIFICATION.

7.1 Indemnification by Broker. Broker will indemnify, defend and hold Equifax and its directors, officers, employees, agents, contractually affiliated consumer reporting agencies, independent contractors, corporate affiliates and successors and assigns (“Equifax Indemnitees”) harmless from and against any and all liabilities, claims, actions, suits, costs, damages, penalties and expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation) (collectively, “Liabilities”) arising out of or related in any way to any claim, demand, suit and/or judgment brought or asserted by any third party (collectively, “Third Party Claims”) resulting from or attributable to (i) any unauthorized representation or warranty made by Broker, agents or employees regarding the Equifax Credit Information or the Products; (ii) any violation of applicable laws (including without limitation the FCRA) by Broker or Equifax (solely to the extent that Equifax’s noncompliance is directly caused by the acts or omissions of Broker); (iii) any breach of any representation, warranty or covenant of Broker under this Agreement; (iv) alleged or actual intellectual property infringement by Broker or its Affiliates in connection with its sale of Products; and (v) misuse of or improper access to, Equifax Credit Information by Broker.

7.2 Indemnification by Equifax. Equifax will indemnify, defend and hold Broker and its directors, officers, employees, agents, contractually affiliated consumer reporting agencies, independent contractors, corporate affiliates and successors and assigns (“Broker Indemnitees”) harmless from and against any and all Liabilities arising out of or related in any way to any Third Party Claims resulting from or attributable to (i) any violation of applicable laws (including the FCRA) by Equifax, its Affiliates or Broker (solely to the extent that Broker’s noncompliance is directly caused by the acts or omissions of Equifax or its Affiliates); (ii) any breach of any representation, warranty or covenant of Equifax under this Agreement; (iii) alleged or actual intellectual property infringement by Equifax or its Affiliates in connection with its provision of Credit Information hereunder; and (iv) misuse of or improper access to, Consumer Information by Equifax.

8. CONFIDENTIALITY. Broker acknowledges that Equifax owns an automated credit reporting system (ACROPAC System™) and all interests, programs, codes, software documentation or other appurtenances related to it or derived from it. Broker further acknowledges that the ACROPAC System™ and any codes, procedures or ACROPAC System™ documentation are confidential and proprietary to Equifax.

A party’s “Confidential Information” is defined as any confidential or proprietary information of a party which is disclosed to the other party, is treated as secret by the disclosing party without limiting the generality of the foregoing, it is acknowledge that Confidential Information specifically includes Equifax Credit Information. Each party will protect the other party’s Confidential Information with at least the same level of care that it uses to protect its own information of a similar nature, but in no event less than a reasonable standard of care, and will not disclose the Confidential Information to third parties nor use the other party’s Confidential Information for any purpose other than as required to perform under this Agreement. Notwithstanding the foregoing, either party may disclose the other party’s Confidential Information to its Affiliates and/or subcontractors which have a need to know such Confidential Information and who agree to observe and abide by the confidentiality obligations under this Agreement. Confidential Information does not include information which (a) is already known by the recipient; (b) becomes, through no act or fault of the recipient, publicly known or available; (c) is received by the recipient from a third party without a restriction on disclosure or use; or (d) is independently developed by recipient without reference to the Confidential Information.

The restrictions on the disclosure of Confidential Information will not apply to Confidential Information which is required to be disclosed by a court or other government agency; however, the party obligated to disclose the other party’s Confidential Information in those circumstances will promptly notify the other party so that party may seek a protective order and will make a reasonable effort itself to protect the Confidential Information. The party’s confidentiality obligations under this Section 8 will continue indefinitely for so long as the Confidential Information is a trade secret under applicable law and will continue with regard to the Confidential Information which does not rise to the level of a trade secret for the earlier to occur of (y) the information no longer qualifies as Confidential Information, or (z) two (2) years following the termination of this Agreement.

9. RELATIONSHIP OF PARTIES. The parties to this Agreement are each independent contractors and nothing contained in this Agreement will be construed as creating a joint venture, partnership, licensor-licensee, principal-agent or mutual agency relationship between or among the parties and no party will, by virtue of this Agreement, have any right or power to create any obligation, express or implied, on behalf of any other party. No party, nor any employee of a party, will be deemed to be an employee of another party by virtue of this Agreement.

10. NO THIRD-PARTY BENEFITS. Equifax and Broker acknowledge and intend that this Agreement was entered into solely for the respective benefit of each of them and their respective successors and assigns and nothing in this Agreement will be construed as giving any person, firm, corporation or other entity (including, without limitation to the foregoing, any Consumer Subject), other than the parties to this Agreement and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision of it.

11. ASSIGNMENT. The parties acknowledge the special and unique purposes of this Agreement and, therefore, notwithstanding any other provisions to the contrary contained in this Agreement, neither this Agreement nor any of the rights or obligations in it will be assignable by one party without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed (taking into account the nature of the services provided under this Agreement, the economic or other interests of such party, competitive effects, any circumstances which may affect the performance of this Agreement, the protection of sensitive or proprietary commercial information, and, with respect to Equifax’s consent, the operations and integrity of the ACROPAC System™, the protection of data in the ACROPAC

System and the interests of other entities utilizing that System). Further, in the event of any Change of Control of a party (defined below), the other party may immediately terminate this Agreement upon written notice. Any dissolution, merger, consolidation or other reorganization of a party, the sale or other transfer of all or substantially all of the assets or properties of a party or the sale or other transfer of a controlling percentage of the corporate stock of a party will constitute “Change of Control” for all purposes of this Section 11. The term “controlling percentage” for the purposes of this Section 11 means the ownership of stock possessing, and of the right to exercise, at least 50% of the total combined voting power of any class or all classes of stock of such a party, issued, outstanding and entitled to vote for the election of directors, whether such ownership be direct ownership or indirect ownership.

12. FORCE MAJEURE. Notwithstanding any provisions to the contrary contained in this Agreement, no party to this Agreement will be liable to the other party for any delay or interruption in performance as to any obligation under this Agreement resulting from governmental emergency orders, judicial or governmental action, emergency regulations, sabotage, riots, vandalism, labor strikes, or disputes, acts of God, fires, electrical failure, major computer hardware or software failures, equipment delivery delays but only to the extent not attributable to the actions of the nonperforming party, acts of third parties but only to the extent not attributable to the actions of the nonperforming party, or any other similar cause, if such delay or interruption in performance is beyond its reasonable control.

13. CONTACT PERSONS. Each party to this Agreement will designate one person within its organization that is responsible for the relationship between the parties and for compliance with the terms and conditions of this Agreement.

(a)     For Broker:

Name: Andy Gerry, Sr. Vice President, Operations

Address: 3901 Stonecroft Boulevard, Chantilly, VA 20151

Telephone: 703-488-6100

(b)     For Equifax:

Name: Laurie Kolb

Address: Equifax Information Services LLC

1550 Peachtree Street, NW

Post Office Box 4091

Atlanta, Georgia 30309

Each party may, by notice given pursuant to Paragraph 14, change its designation to a person other than the person identified above.

14. NOTICES. All notices, requests, demands, and other communications under this Agreement will be in writing except as expressly stated in this Agreement, and will be deemed duly given when received upon delivery by hand or by certified mail, addressed as follows:

(a)     If to Broker:

Chief Executive Officer

Intersections Inc.

3901 Stonecroft Boulevard

Chantilly, VA 20151

With a simultaneous copy to:

Chief Legal Officer

Intersections Inc.

3901 Stonecroft Boulevard

Chantilly, VA 20151

(b)     If to Equifax:

Equifax Information Services LLC

1550 Peachtree Street, NW

Post Office Box 4091

Atlanta, Georgia 30309

Attention: General Counsel

The parties hereto may, by notice, designate any further or different addresses to which notices will be sent.

15. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, such a holding will not invalidate or render unenforceable any other provision of this Agreement.

16. SCHEDULES. All Schedules attached to this Agreement are a part of this Agreement and are expressly incorporated into it. All blanks in the Schedules, if any, will be completed as required in order to consummate the transactions contemplated and in accordance with this Agreement.

17. INJUNCTIVE RELIEF. Each party acknowledges that use or disclosure of the information described by Paragraph 8 of this Agreement in a manner inconsistent with this Agreement may give rise to irreparable injury to the other party which cannot be adequately compensated in damages, and that such party may seek equitable, injunctive relief to prevent or restrain the unauthorized use or disclosure, together with any other remedies which may be available to such party.

18. NO TRANSFER OF RIGHTS. Neither party conveys or transfers, nor does the other party obtain any right or interest in, any of the programs, systems, data, materials, or credit information utilized or provided by the other party in the performance of this Agreement.

19. HEADINGS. The section and other headings in this Agreement are inserted solely as a matter of convenience for reference and are not a part of this Agreement.

20. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Georgia.

21. WAIVER OF RIGHTS. Failure of any party to enforce any of its respective rights or remedies under this Agreement with respect to any specific act or failure to act of any party will not constitute a waiver of the rights of that party to enforce those rights and remedies with respect to any other or subsequent act or failure to act.

22. ENTIRE AGREEMENT. This Agreement, including its Schedules, constitutes the entire Agreement between the parties and supersedes and cancels any and all prior agreements between the parties relating to the subject matter of this Agreement. No changes in this Agreement may be made except in writing signed by both parties. This Agreement may be executed in electronic or facsimile counterparts, each of which shall be deemed original and one and the same instrument.

23.	TERM AND TERMINATION.

23.1 TERM. The term of this Agreement shall be one (1) year from the Effective Date (“Initial Term”). The parties may mutually agree to renew the Agreement for additional one (1) year terms (“Renewal Terms”) and will then mutually agree upon the rates for the Renewal Term.

23.2 TERMINATION FOR CAUSE. In addition to Equifax’s rights under Section 4.1, if either party is in material breach of any of the terms of this Agreement, then the other party may, at its election, and cancel this Agreement upon thirty (30) days prior written notice to the other party.

23.3 Reserved.

23.4 SURVIVAL OF CERTAIN PROVISIONS. If this Agreement is terminated for any reason, Sections 5,6,

7, 8, 20, and 21 will remain in full force and effect as to all Equifax Credit Information requested by Broker for any Qualified Subscriber.

23.5 CHANGE IN LAW. Notwithstanding anything to the contrary in this Agreement, if the continued provision of the Equifax Credit Information or any affected component thereof becomes impossible, impractical, or undesirable due to a change in applicable federal, state or local laws or regulations, as determined by Equifax in its reasonable judgment, Equifax may either (a) cease to provide the Equifax Credit Information or any affected component thereof within, or pertaining to persons residing within, the affected jurisdiction, or (b) establish new prices which will apply to the Equifax Credit Information or any affected component thereof when provided or delivered within, or pertaining to persons residing within, the affected jurisdiction, which prices will be reasonably calculated to cover the costs incurred by Equifax in complying with the applicable laws or regulations and will become effective on the date specified in such notice unless Broker objects in writing, in which case Equifax may exercise its rights under clause (a) above. Equifax will attempt to provide written notice of its actions as far in advance of the effective date as is reasonably possible under the circumstances.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EQUIFAX INFORMATION SERVICES LLC (“Equifax”)

By:

INTERSECTIONS INC. (“Broker”)

By:
Steven Schwartz EVP, Consumer Services

SCHEDULE A

BROKER TERMS AND CONDITIONS OF USE

SCHEDULE B

BROKER AUTHENTICATION PROCEDURES

Intersections’ authentication procedures shall be in compliant with Equifax’s requirements. Any non-compliance will be remediated by Intersections in a timely manner as agreed upon by Equifax. Any changes or additional requirements will be communicated to Intersections in writing which Intersections shall comply within 30 days or as mutually agreed upon.

SCHEDULE C

SECURITY POLICY FOR EXTERNAL PARTIES

(Standalone policy document incorporated herein by reference)

**

** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

SCHEDULE D

PRICING

This Pricing Schedule (“Schedule D”) sets the prices for Equifax Credit Information and the Authentication Service as of the Effective Date of this Agreement. All capitalized terms used but not defined in this Pricing Agreement are defined as in the Agreement. Broker agrees to abide by the additional terms and conditions of this Schedule D.

**

** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

Attachment 1 to Schedule D

Schedule E

Equifax Marks and Pre-Approved Marketing Statements

A.	Subject to the requirements contained in this Schedule E, Equifax hereby grants to Broker a non-exclusive license to use the Marks listed below solely for the purpose of advertising, marketing and promoting the Products to Consumer Subjects.

B.	All written or printed advertising, marketing and promotional materials containing any Marks or inclusion of such Marks shall contain the notices below, which may be modified from time to time by Equifax upon prior written notice to Broker.

a.	Equifax® is a registered trademark of Equifax Inc., and is used on this material with the express permission of Equifax Inc. All rights reserved by Equifax Inc.

b.	Intersections is not affiliated with Equifax Inc. The services described herein are solely those of Intersections and are not endorsed by Equifax Inc. or any of its affiliated entities.

C.	The non-exclusive license granted herein is non-assignable and non-transferable. Upon expiration or termination of the Agreement, Broker shall make no further use of the Marks.

D.	Each party understands and agrees that monetary damages would not be a sufficient remedy for any breach by Broker of the terns of this license and that Equifax shall be entitled to seek injunctive or other equitable relief to remedy or forestall any breach of threatened breach by Broker, and Broker shall not allege in any such proceeding that Equifax’s remedy at law is adequate. Such remedy shall not be deemed the exclusive remedy for any breach of this license, but shall be in addition to all other rights and remedies at law or in equity.

E.	Approved Marks:

F.	Approved Marketing Statements. Notwithstanding anything to the contrary contained in Section 3, the following statements are pre-approved by Equifax, and any Broker-created advertising, marketing and promotional material that describes Equifax Credit Information or which refers to the nature or capabilities of Equifax or Equifax Credit Information, or otherwise mentions or refers to Equifax by name or any advertising, marketing and promotional material regarding Equifax Credit Information that Broker proposes to provide to consumers regarding the Products which contains the following or language substantially similar does not require review of Equifax for use.

“with data from the three <<major credit reporting agencies>> <<major credit bureaus>>”.

“with data from Equifax®, Experian® and TransUnion®”

“based on data from the three <<major credit reporting agencies>> <<major credit bureaus>>”.

“based on data from Equifax®, Experian® and TransUnion®”

“based on data from Equifax®”

“with data from Equifax®”

Schedule F

Approved Service Providers

Service Provider Name	Location
**	**

** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

Schedule G

Monthly Batch Feed List

**

** This information is confidential and has been omitted and filed separately with the Securities and Exchange Commission.

Schedule H

eIDverifier Authentication Service Agreement